Exhibit 5.1

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000
617 542 2241 fax

April 12, 2004

John Hancock Life Insurance Company

John Hancock Place

200 Clarendon Street

Boston, MA 02116

Ladies and Gentlemen:

We have acted as counsel to John Hancock Life Insurance Company, a Massachusetts corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 3, 2002, as amended and supplemented through the date hereof. The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of $3,000,000,000 in initial offering price of the Company’s SignatureNotes, which are medium term notes with maturities of twelve months or more from date of issue (the “Notes”). The Notes are to be (i) issued under an Indenture, dated as of June 15, 2002, as amended and supplemented through the date hereof, between the Company and JPMorgan Chase Bank as trustee (the “Indenture”), and (ii) sold pursuant to the terms of a Selling Agent Agreement, dated as of August 6, 2002, among the Company and the agents named therein (the “Selling Agent Agreement”). The Indenture and the Selling Agent Agreement were filed as exhibits to the Registration Statement.

In connection with this opinion, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the Selling Agent Agreement; (iv) the Company’s Amended and Restated Articles of Organization, as currently in effect (the “Articles of Organization”); (v) the Company’s Amended and Restated Bylaws, as currently in effect (the “Bylaws”); and (vi) resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the filing of the Registration Statement and related matters (the “Board Resolutions”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, certificates of officers or other representatives of the Company, certificates of public officials and others, and such other agreements, documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

John Hancock Life Insurance Company

April 12, 2004

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Members of our firm are admitted to the Bars of the Commonwealth of Massachusetts and the State of New York, and we do not express any opinion as to the laws of any jurisdictions other than the Commonwealth of Massachusetts and the State of New York. No opinion is expressed herein with respect to the qualification of the Notes under the securities or blue sky laws of any state or any foreign jurisdiction. The Notes may be issued from time to time on a delayed or continuous basis, but this opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We express no opinion with respect to any question of choice of law, choice of venue, or conflicts of laws.

Based upon and subject to the foregoing, we are of the opinion that, when each series of Notes has been issued and sold in accordance with the terms of the Indenture and the Selling Agent Agreement, such Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; and (v) we express no opinion with respect to whether acceleration of any Notes may affect the ability to collect any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

For purposes of the opinions rendered above, we have assumed that the Company will at all times in the future (i) be duly incorporated and validly existing as a corporation under the laws of the Commonwealth of Massachusetts and (ii) have the corporate power and authority to issue and sell the Notes. As of the date of this opinion, the Company is duly incorporated and validly existing as a corporation under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to issue and sell the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Opinions” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

John Hancock Life Insurance Company

April 12, 2004

category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express prior written consent.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.